Exhibit 99.2
GENESCO INC.
FY11 THIRD QUARTER ENDED OCTOBER 30, 2010
CHIEF FINANCIAL OFFICER’S COMMENTARY
Consolidated Results
Sales
Third quarter net sales increased 19% to $465 million from $390 million in the third quarter last year. Same store sales increased 9%. Same store sales increased 11% month-to-date through November 20th.
Sales from businesses acquired over the past 12 months accounted for $26.5 million of sales in the quarter. Sales of businesses operated for more than 12 months increased 12% in the quarter.
Gross Margin
Third quarter gross margin was 50.9% compared with 51.3% last year. This year’s number was reduced by approximately $1.0 million in acquisition purchase accounting adjustments, accounting for 20 basis points of the percentage change. The drop in gross margin besides the acquisition purchase accounting adjustments was due primarily to a slight change in the mix of retail sales compared to wholesale sales. Wholesale sales, which normally carry a lower gross margin, represented about 15% of sales in the third quarter this year compared with 11% in the third quarter last year. Retail gross margin in the aggregate improved by 30 basis points in the quarter.
SG&A
Selling, general and administrative expense decreased to 44.7% of sales from 45.9% last year, reflecting expense leverage, primarily in occupancy cost and depreciation.
Restructuring and Other
The “Restructuring and Other” line reflects $2.1 million, primarily of retail store non-cash fixed asset impairments, in the third quarter this year, compared to $2.6 million of similar items in the same period last year.
Operating Income
Genesco’s operating income was $26.7 million in the quarter compared with $18.3 million last year. Operating income this quarter included the restructuring expense of $2.1 million and the acquisition purchase accounting reductions totaling $1.0 million discussed above and, for last year, $2.6 million of restructuring expense. Excluding these items from both periods, operating income was $29.8 million this year compared with $20.9 million last year, a 42% increase. Adjusted for these items, operating margin increased to 6.4% of sales in the quarter compared with 5.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense
Net interest expense for the quarter was $306,000, compared with $921,000 last year. There was $30 million of bank debt outstanding at the end of the third quarter this year, compared to $29 million at the same time last year. We expect to repay this bank debt during the fourth quarter, as it represents working capital financing incurred in preparation for the holiday season.
Pretax Earnings — Total GCO
Pretax earnings for the third quarter this year were $26.4 million, which reflects the $3.1 million total of net restructuring expense and acquisition purchase accounting adjustment mentioned earlier. Last year, pretax earnings were $17.4 million, which reflected $2.6 million of restructuring expense. Excluding these items from both years’ results, pretax earnings for the quarter were $29.5 million this year compared to $20.3 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Earnings Per Share From Continuing Operations
Earnings before discontinued operations were $17.0 million, or $.72 per diluted share in the third quarter this year, compared to $11.5 million, or $.50 per diluted share, in the third quarter last year. Excluding the items discussed above, earnings were $0.77 per diluted share in this year’s third quarter and $0.53 last year, or a 45% increase. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.
Segment Results
Lids Sports Group
Lids Sports Group’s sales for the quarter increased 44% to $153 million compared to $106 million in the third quarter last year, including sales of $25.5 million from businesses acquired in the last 12 months. Sales from businesses in the segment operated for more than 12 months increased by 20%.
Same store sales for the quarter increased 13% compared to an increase of 1% in the third quarter last year. E-Commerce sales for the group increased 12% in the quarter and represented about 3% of total sales. November same store sales increased 4% month-to-date through November 20, which is better than originally expected based on the difficult comparison to last year when the New York Yankees were in the World Series.
The Group’s gross margin was lower in the quarter. Operating income was $12.7 million, or 8.3% of sales, including the acquisition purchase price accounting adjustments of $816,000, compared with $7.0 million, or 6.6% of sales last year. The increase reflects an improvement in the Lids stores’ gross margins, offset by lower gross margins in Lids Locker Room and in the Lids Team Sports wholesale business. The Group leveraged expenses strongly in the quarter due to the lower operating expenses of the Lids Team Sports business and lower occupancy expense as a percent of sales in the retail businesses.

Journeys Group
Journeys Group’s sales for the quarter increased 9% to $216 million from $198 million for the third quarter last year. Direct sales increased 10% and represented 2% of sales. Same store sales increased 9%. November same store sales increased 15% month-to-date through November 20. Average selling prices for footwear in the Journeys comp stores were down 1.3% for the third quarter this year.
Gross margin for the group was flat with last year.
SG&A expense decreased as a percent of sales by 120 basis points, due primarily to the leveraging of occupancy cost and depreciation.
The Group’s operating income for the quarter was $22.3 million compared to $17.9 million last year. This is an increase of 25% in operating income and operating margin improved to 10.3% from 9.0% last year.
Underground Station
Underground Station’s sales decreased 1% to $22 million, reflecting a 3% increase in same store sales and a 10% reduction in store count, to 157 stores. November same store sales increased 5% month-to-date through November 20.
Gross margin was down by 10 basis points in the quarter.
Expenses decreased as a percent of sales, due to the improvement in same store sales and good expense control.
Underground Station’s operating loss of $1.3 million in the quarter was down from last year’s loss of $1.9 million in the same period.
Johnston & Murphy Group
Johnston & Murphy Group’s third quarter sales increased 12% to $45 million.
Johnston & Murphy’s wholesale sales increased 24%. Same store sales for the Johnston & Murphy retail stores increased 7%. This is the second strongest Johnston & Murphy same store sales increase over the past 19 quarters. November same store sales increased 17% month-to-date through November 20.
E-Commerce and catalog sales increased 11% in the quarter and represented 9% of the Group’s third quarter sales.
Gross margin decreased due primarily to increased wholesale sales as a percent of total Johnston & Murphy sales. SG&A as a percent of sales was down in the quarter due to the sales increase and expense control. Operating income was $1.8 million compared with $1.7 million last year.

Licensed Brands
Licensed Brands sales increased 21% to $29 million in the quarter.
Operating income was down to 12.5%, primarily reflecting lower gross margins.
SG&A expense increased because of added bonus accruals year over year.
Operating income was $3.6 million or 12.5% of sales, compared with $3.9 million or 16.5% of sales in the third quarter last year.
Balance Sheet
Cash
Cash at quarter-end was $25 million, up from $24 million last year. We ended the quarter with bank debt of $30.4 million, compared with debt last year of $29.0 million. This year’s debt is seasonal working capital financing which we expect to repay by year end.
Inventory
Inventories increased 25% in the quarter on a year over year basis on a 19% sales increase. This included $32 million of inventory from recent acquisitions. Adjusting for acquisitions, inventory was up 16% compared with a sales increase of 12%, excluding acquisitions. We are comfortable with our inventory levels as we move into the Holiday season.
Shareholders’ Equity
Shareholders’ equity was $585 million at the end of the quarter, compared with $522 million at the same time last year.
Capital Expenditures
For the quarter, capital expenditures were $7.0 million and depreciation was $11.2 million.
We opened 14 stores, closed 15 stores, and acquired 48 stores during the quarter, ending the quarter with 2,311 stores, compared with 2,243 stores at the same time last year. The store count increased 3% and the square footage increased 7% in the quarter. This year’s store count included:

•	885	Lids stores (including 65 stores in Canada)

•	57	Lids Locker Room stores

•	32	Lids clubhouse stores

•	815	Journeys stores (including 3 in Canada)

•	150	Journeys Kidz stores

•	56	Shï by Journeys stores

•	157	Underground Station stores

•	159	Johnston & Murphy stores and Factory store

Cautionary Note Concerning Forward-Looking Statements
This commentary contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the timing and amount of non-cash asset impairments; continuing weakness in the consumer economy particularly as it may affect the crucially important Holiday selling season; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution, including resumption of recent manufacturing and shipping delays affecting Chinese product in particular; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.